Exhibit 23.3

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the inclusion of our Auditors’ Report, dated April 25, 2023, on the financial statements of Tingo, Inc. as of December 31, 2022 and 2021, and for the year then ended in the Post-Effective Amendment No. 1 on Form S-1 to Form S-3 (File Nos. 333-248602 and 333-256209) and the related prospectus. We also consent to the application of such report to the financial information in the Form 8-K/A Filing when such information is read in conjunction with the financial statements referred to in our report.

/s/ Gried & Associates, LLC

Gries & Associates, LLC

Denver, Colorado

PCAOB Firm #6778

June 2, 2023